Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus and Prospectus supplements of SolarCity Corporation for the registration of SolarCity Solar Bonds and to the incorporation by reference therein of our reports dated March 18, 2014, with respect to the consolidated financial statements of SolarCity Corporation, and the effectiveness of internal control over financial reporting of SolarCity Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 14, 2014